UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

CYCLACEL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On June 22, 2009, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) passed a resolution not to declare the quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) with respect to the second quarter of 2009 that would have otherwise been payable on August 1, 2009.

To the extent that any dividends payable on the Preferred Stock are not paid, such unpaid dividends are accrued. If the Company fails to pay in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive) on the Preferred Stock, the size of the Company’s Board will be increased by two members and the holders of the Preferred Stock, voting separately as a class, will have the right to vote to fill the two vacancies created thereby until the Company pays all accrued but unpaid dividends, at which time such right is terminated. The Board also did not declare the quarterly cash dividend that was otherwise payable with respect to the first quarter of 2009 on May 1, 2009.

The Board will continue to evaluate the payment of the cash dividend on a quarterly basis.

Item 8.01 Other Events.

On June 22, 2009, the Company amended an agreement with Scottish Enterprise (“SE”) dated March 27, 2006 (the “Amendment”) pursuant to which SE consented to the reduction of the Company’s research operations located in Scotland in exchange for the parties’ agreement to modify the repayment terms of a convertible, non-interest bearing loan in the principal amount of £5 million, which SE had previously issued to the Company (the “Loan”). The original agreement dated March 27, 2006, provided for repayment of all principal outstanding under the Loan in the event the Company significantly reduced its Scottish research operations. Pursuant to the terms of the Amendment, the parties have agreed to a modified repayment of £1 million, payable in two equal tranches in the third quarter of 2009 and the first quarter of 2010 associated with Cyclacel’s material reduction in staff at its Scottish research facility. In addition, should a further reduction below current minimum staff levels be effectuated before July 2014 without SE’s prior consent, the remaining principal of £4 million under the Loan, less the market value of shares of the Company’s common stock held by SE at the time of such reduction and the proceeds from any sales of such shares by SE prior to such reduction, would become due to SE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:       /s/ Paul McBarron
Name:  Paul McBarron
Title:    Executive Vice President—Finance, Chief
             Financial Officer and Chief Operating Officer

Date: June 26, 2009